Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 24, 2010 with respect to the consolidated financial statements of Oxford Resource Partners, LP and subsidiaries and Oxford Mining Company and subsidiaries (the “Predecessor”) contained in the Registration Statement and Prospectus, as amended (Registration No. 333-165662). We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Cleveland, Ohio
June 29, 2010